                                Magellan Gold Commences Drilling at Silver District

Reno, Nevada --- April 3, 2014 –  Magellan Gold Corporation  (OTCBB: MAGE) (“Magellan” or “the Company”) is pleased to announce that it has all of the necessary permits and started core drilling at its Papago target located within the Company’s 100% optioned Silver District project in La Paz County, Arizona.

Based on drilling by previous operators and the width and intensity of the hydrothermal alteration and veining, Papago is one of the better developed targets for the expansion of identified mineralization in the Silver District and confirmation of historical drill tests.  The initial phase of drilling will consist of two holes totaling 750 feet.

President and CEO, John Power, stated, “I am very excited to be drilling at Papago and hope this is the first step in unlocking the potential of this 19th century mining district that was put back on the map in the 1970s through the exploration efforts of NYSE listed Gulf & Western Industries.”

ABOUT MAGELLAN GOLD CORPORATION

Magellan Gold Corporation (OTCBB: MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties.

Magellan Gold’s primary exploration property, The Silver District Property (under option) consists of 94 unpatented lode mining claims, 4 patented lode claims, an Arizona mining lease of 154.66 acres and 23 unpatented mill site claims, totaling over 2,000 acres. The property covers the heart of the historic Silver District in La Paz County, approximately 80 kilometers (50 miles) north of Yuma in southwest Arizona.

Magellan is also developing exploration targets on its “Sacramento Mountains Project” which is comprised of 50 lode claims totaling over 1,000 acres located near Needles, California.

This release contains “forward-looking statements.”   Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power, President (707) 884 - 3766